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                                                                     EXHIBIT 5.1


                    Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                           New York, New York 10022



                                               December 9, 1996



First USA Paymentech, Inc.
1601 Elm Street
Dallas, Texas 75201


               Re:  First USA Paymentech, Inc.
                    Registration Statement on Form S-1
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Ladies and Gentlemen:

          We are acting as special counsel to First USA Paymentech, Inc., a Delaware corporation (the "Company"), in connection with (i) the offering by the Company of an aggregate of up to 3,220,000 shares (the "Primary Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), (including shares subject to an over-allotment option) to the public through syndicates of underwriters in firm commitment public offerings and (ii) the offering by First USA, Inc. (the "Selling Stockholder") of an aggregate of up to 4,600,000 shares of Common Stock (the "Secondary Shares") (including shares subject to an over-allotment option) to the public through a syndicate of underwriters in firm commitment public offerings, in each case pursuant to (a) the U.S. Purchase Agreement (the "U.S. Purchase Agreement") to be entered into among the Company, the Selling Stockholder and Merrill Lynch, Pierce Fenner & Smith Incorporated, Montgomery Securities and Smith Barney Inc., as U.S. representatives of the several underwriters named on Schedule A thereto (the "U.S. Underwriters"), and (b) the International Purchase Agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") to be entered into among the Company, the Selling Stockholder, and Merrill Lynch International, Montgomery Securities and Smith Barney Inc., as lead managers of the several International
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Managers named on Schedule A thereto (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). The Primary Shares and the Secondary Shares are collectively referred to herein as the "Shares."

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: (a) the Registration Statement on Form S-1 (File No. 333-15861) as filed with the Securities and Exchange Commission (the "Commission") on November 8, 1996 under the Act, Amendment No. 1 thereto filed with the Commission on November 18, 1996 and Amendment No. 2 thereto filed with the Commission on December 9, 1996, (such Registration Statement, as so amended, being hereafter referred to as the "Registration Statement"); (b) the forms of the Purchase Agreements; (c) a specimen certificate representing the Common Stock; (d) the Certificate of Incorporation of the Company, as presently in effect; (e) the By-Laws of the Company, as presently in effect; and (f) certain resolutions of the Board of Directors of the Company relating to the issuance of the Primary Shares and the Secondary Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company and the Selling Stockholder, we have assumed that such
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parties had the power, corporate and other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Selling Stockholder and others.

          Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware.

          Based upon and subject to the foregoing, we are of the opinion that:

          (a) When (i) the Registration Statement becomes effective; (ii) the pricing committee of the Company's Board of Directors adopts resolutions fixing the price per share at which the Primary Shares are to be sold to the Underwriters pursuant to the Purchase Agreements and such price is at least equal to the par value of the Common Stock; (iii) the Purchase Agreements have been duly executed and delivered; and (iv) certificates representing the Primary Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Purchase Agreements, the Primary Shares will have been duly authorized, and the Primary Shares will be validly issued, fully paid and nonassessable.

          (b) The Secondary Shares have been duly authorized and validly issued, and are fully paid and nonassessable.
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          We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                              Very truly yours,


                             /s/ Skadden, Arps, Slate, Meagher & Flom LLP
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